Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Resource Partners, L.P.
(877) 280-2857
(215) 405-2718 (fax)

ATLAS RESOURCE PARTNERS, L.P. TO ACQUIRE LOW DECLINE OIL PROPERTIES FOR $420 MILLION

•	Atlas Resource Partners, L.P. (ARP) agrees to acquire approximately 47 MMboe of mature low-decline oil and natural gas liquids reserves in northwest Colorado for $420 million

•	Net daily production of approximately 2,900 boe/d for the first quarter 2014, consisting of 90% oil

•	ARP expects the acquisition to provide stable, high margin cash flow, low-decline production, as well as potential valuable development opportunities in the position

•	The transaction is expected to be immediately accretive on a fully financed basis to distributable cash flow per unit

Pittsburgh, PA – May 7, 2014 – Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP” or “the Company”) announces that it has entered into a definitive agreement to acquire total reserves of approximately 47 million barrels of oil equivalent (“Mmboe”) of oil and natural gas liquids (“NGLs”), including proved developed producing reserves of approximately 25 Mmboe, for $420 million. The acquired position is located in the Rangely field in northwest Colorado, a mature tertiary CO2 flood with low-decline oil production. The transaction is subject to customary purchase price adjustments and is expected to close in the second quarter 2014, with an effective date of April 1, 2014.

The acquired assets are expected to provide ARP with a stable, high margin cash flow stream with a low-decline profile (average 3-4% annual decline rate over the past 15 years). The asset position is a tertiary oil recovery project using CO2 flood activity, and the production mix is predominantly oil at 90%, with the remainder coming from NGLs. ARP will have an approximate 25% non-operating net working interest in the assets, and Chevron Corporation will continue as operator. Material capital expenditures and growth projects are subject to ARP’s approval.

Edward E. Cohen, Chairman and Chief Executive Officer of ARP, commented, “We welcome the opportunity to work once again with Chevron. These are ideal assets for our MLP – long-lived, low-decline, but with upside potential from over 20 Mmboe of undeveloped reserves.”

Details of the Acquired Assets:

•	Approximately 47 MMboe of total reserves, including 25 Mmboe of proved developed producing reserves; reserves-to-production ratio of ~ 44 years based on daily production described below

•	Net daily production rate is approximately 2,900 boe/d for the first quarter 2014 from over 380 producing wells and over 270 injector wells

•	Over 10,000 acres in the position, including 6,100 acres in the Weber Sand Unit in Rio Blanco County, CO

•	Production consists of approximately 90% oil and 10% NGL; oil price differential of approximately $6.50 - $9.00 below WTI; NGL realized pricing has exhibited a high correlation to realized oil pricing of approximately 70-75%

•	Lease operating costs of approximately $25-$30/boe

•	Long term CO2 supply contracts are in place on the assets

Matthew A. Jones, President of ARP, added, “Our newly established position in the Rangely field further de-risks our operations through the addition of substantial oil production and proved oil reserves. We expect immediate benefits from strong cash margins generated from the acquired assets, and look forward to pursuing growth opportunities in the position with Chevron to further enhance value.”

ARP is currently working with its lending group to expand the borrowing base on its revolving credit facility, based upon the expected increased level of oil and gas reserves resulting from the acquisition.

Deutsche Bank Securities acted as financial advisor for ARP in the transaction, and Jones Day acted as legal advisor to ARP.

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Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 13,000 producing natural gas and oil wells, located primarily in Appalachia, the Barnett Shale (TX), the Mississippi Lime (OK), the Raton Basin (NM) and Black Warrior Basin (AL). ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 34% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 6% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ARP cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource and production potential, ARP’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; ARP’s ability to close the Rangely acquisition, on the terms described or at all; ARP’s ability to obtain required consents in order to permit the transfer of the assets included in the Rangely acquisition; ARP’s ability to obtain the required financing for the Rangely acquisition, on desirable terms or at all; ARP’s ability to realize the anticipated benefits of the Rangely transaction; changes in commodity prices and hedge positions; changes in the estimates of maintenance capital expense; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; ARP’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ARP’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and ARP assumes no obligation to update such statements, except as may be required by applicable law.